                       Securities and Exchange Commission
                             Washington, D.C. 20549
                                    FORM S-8
            REGISTRATION STATEMENT UNDER  THE SECURITIES ACT OF 1933

                               ONE UP CORPORATION
             (Exact name of registrant as specified in its charter)

               FLORIDA                               65-0125664
   (State or other jurisdiction of                 (I.R.S. Employer
    incorporation or organization)                Identification No.)


           5 CAMPUS CIRCLE                              76262
             SUITE 100                                (Zip Code)
           WESTLAKE, TEXAS
(Address of principal executive offices)

                ONE UP CORPORATION EMPLOYEE STOCK PURCHASE PLAN
                            (Full title of the plan)

                                 MICHAEL E. URA
                                5 CAMPUS CIRCLE
                                   SUITE 100
                             WESTLAKE, TEXAS 76262
                    (Name and address of agent for service)

                                 (817) 264-9500
                    (Telephone number, including area code,
                             of agent for service)

                        CALCULATION OF REGISTRATION FEE

===========================================================================================================
                                                                       Proposed
                                            Proposed Maximum            Maximum
Title of Securities       Amount To Be       Offering Price            Aggregate              Amount of
 To Be Registered          Registered        Per Share (1)        Offering Price(1) (2)    Registration Fee
-----------------------------------------------------------------------------------------------------------
No par value per share    400,000 Shares       $0.5625               $400,000                 $122.00
                          (3)
===========================================================================================================

(1) Calculated on the basis of the average of the bid and asked price of the Registrants Common Stock on December 23, 1996, as reported by the NASDAQ OTC Bulletin Board.
(2) Estimated solely for the purpose of computing the registration fee pursuant to Rule 457(c) and Rule 457(h)(1).
(3) Issuable in connection with securities available for grant under the plan.

                                    PART I

              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

        The documents constituting PartI of this Registration Statement will be sent or given to employees and directors of One Up Corporation ("One Up" or the "Company"), as specified by Rule428(b)(1) promulgated under the Securities Act of 1933, as amended (the "Act").

                                    PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

        The following documents heretofore filed by the Company with the Commission are incorporated herein by reference:

        1. Annual Report on Form10-KSB for the year ended December31, 1995, filed on July 8, 1996.

        2. Quarterly Report on Form 10-QSB for the quarter ended March 31, 1996, filed on July 15, 1996.

        3. Quarterly Report on Form 10-QSB for the quarter ended June 30, 1996, filed on October 30, 1996.

        4. Quarterly Report on Form 10-QSB for the quarter ended September 30, 1996, filed on November 14, 1996.

        5. Current Reports on Forms 8-K filed on November 27, 1996, December 11, 1996, and December 27, 1996.

       In addition, all documents subsequently filed by the Company pursuant to Sections13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act"), prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents.

Item 4. Description of Securities.

Common Stock

        The holders of Common Stock are entitled to one vote for each share held of record on all matters on which the holders of Common Stock are entitled to vote. After the 12% dividend rate is paid on the Preferred Stock, the holders of Common Stock shall be entitled to share equally on

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

a per share basis in dividends when, as and if declared by the Board of Directors out of funds legally available therefor. In the event of liquidation, partial return of capital or dissolution of the Company, the holders of the Common Stock are entitled, subject to the rights of holders of Preferred Stock issued by the Company, if any, to share ratably in all assets remaining available for distribution to them after payment of all prior legal obligations of the Company.

        The holders of Common Stock, as such, have no conversion, preemptive or other subscription rights and there are no redemption provisions applicable to the Common Stock. All the outstanding shares of Common Stock are, and the shares of Common Stock to be issued on conversion of the Debentures offered hereby will be, validly issued, fully paid and nonassessable.

        The Common Stock does not have cumulative voting rights which means that the holders of more than 50% of the Common Stock voting for the election of directors can elect 100% of the directors of the Company if they choose to do so. The Bylaws of the Company require that only a majority of the issued and outstanding shares of the Company be represented to constitute a quorum and transact business at a stockholders meeting.

Preferred Stock

        The holders of Preferred Stock are entitled to two votes for each share held of record. The holders of the Preferred Stock are entitled to receive a 12% annual dividend to be paid quarterly. In the event of a liquidation, partial return of capital or dissolution of the Company, the holders of the Preferred Stock are entitled to receive proceeds up to the amount of the par value of the Preferred Stock.

        The Company may, upon 15 days notice, redeem any or all of the Preferred Stock outstanding, by paying the full par value and any accrued 12% dividend legally due. The Company may subsequently reissue Preferred Stock from the treasury as deemed appropriate by the Board of Directors.

        At any time after issuance of any Preferred Stock, the holders of record of the first 150 shares of Preferred Stock issued by the Company may elect to convert the such shares of Preferred Stock into 66,600 shares of Common Stock in exchange for each share of 150 shares of Preferred Stock surrendered to the Company.

        The holders of the Preferred Stock have no preemptive or other subscription rights. To date, no Preferred Stock is outstanding, and the Company has no current plans to issue any Preferred Stock.

Item 5. Interests of Named Experts and Counsel.

        The validity of the Common Stock offered hereby has been verified for the Company by Anania, Bandklayder & Blackwell, Attorneys at Law. The Company will rely as to all matters of Florida law on Anania, Bandklayder & Blackwell.


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

Item 6. Indemnification of Directors and Officers.

        Florida Statute Section 607.0850 permits the following indemnification;

        (1) A corporation shall have power to indemnify any person who was or is a party to any proceeding (other than an action by, or in the right of, the corporation), by reason of the fact that he is or was a director, officer, employee, or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust or other enterprise against liability incurred in connection with such proceeding, including any appeal thereof, if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any proceeding by judgment, order, settlement, or conviction or upon a plea of nolo contendere or its equivalent shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in, or not opposed to, the best interests of the corporation or, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

        (2) A corporation shall have power to indemnify any person, who was or is a party to any proceeding by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses and amounts paid in settlement not exceeding in the judgment of the board of directors, the estimated expense of litigating the proceeding to conclusion, actually and reasonably incurred in connection with the defense or settlement of such proceeding, including an appeal thereof. Such indemnification shall be authorized if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to, the best interests of the corporation, except that no indemnification shall be made under this subsection in respect of any claim, issue, or matter as to which such person shall have been adjudged to be liable unless, and only to the extent that, the court in which such proceeding was brought, or any other court of competent jurisdiction, shall determine upon application that, despite the adjudication of liability but in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

        (3) To the extent that a director, officer, employee, or agent or a corporation has been successful on the merits or otherwise in defense of any proceeding referred to in subsection (1) or subsection (2), or in defense of any claim, issue or matter therein, he shall be indemnified against expenses actually and reasonably incurred by him in connection therewith.

        (4) Any indemnification under subsection (1) or subsection (2), unless pursuant to a determination by a court, shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee, or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in subsection (1) or subsection (2).

        (5) Evaluation of the reasonableness of expenses and authorization of indemnification shall be made in the same manner as the determination that indemnification is permissible.

        (6) Expenses incurred by an officer or director in defending a civil or criminal proceeding may be paid by the corporation in advance of the final disposition of such proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if he is ultimately found not to be entitled to indemnification by the corporation pursuant to this section. Expenses incurred by other employees and agent may be paid in advance upon such terms or conditions that the board of directors deems appropriate.

        (7) The indemnification and advancement of expenses provided pursuant to this section are not exclusive, and a corporation may make any other or further indemnification or advancement of expenses of any of its directors, officers, employees, or agents, under any bylaw, agreement, vote of shareholders or disinterested director, or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office. However, indemnification or advancement of expenses shall not be made to or on behalf of any director, officer, employee, or agent if a judgment or other final adjudication establishes that his actions or omissions to act, were material to the cause of action so adjudicated.

        (8) A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, or agent of the corporation or is or was serving at the request of the corporation as a director, officer or employee or agent of another corporation, partnership, joint venture, trust, or other enterprise against any liability asserted against him and incurred by him in any such capacity or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability.

        In addition, the Companys Bylaws provide that the Board of Directors and employees, individually and collectively, shall be covered on any liability claims not covered by insurance policies and any future amounts falling within the deductible portion of any future policy(s), and for any deductible portion of any insurance policy and also on any other claim for which there is no insurance coverage. Therefore, under and through the self-insurance program, or by direct coverage or payment, the additional interest of all employees and the Board of Directors of the Company, while acting in the scope of their duties while performing or failing to perform any and all acts within or required by such duty, is hereby assumed by the Company, which will include all legal and defense costs and all settlements and court awards that the employees and/or Board of Directors may be subject to for any act or claim that would be constituted as a breach of a duty imposed on them or otherwise, or for any act they perform in furtherance of the Companys business and functions. This indemnity includes all damages, including those not covered because of any deductible provision under any insurance policy.

Item 7. Exemption for Registration Claimed.

        Not applicable.

Item 8. Exhibits.

EXHIBITS                                DESCRIPTION
--------                                -----------
   5.1 Opinion of Anania, Bandklayder & Blackwell, counsel to the Registrant, as to the legality of the Common Stock being offered.
  23.1          Consent of Angel E. Lana, P.A., independent auditor.
  23.2          Consent of Anania, Bandklayder & Blackwell  (incorporated in
                Exhibit 5.1).
  24 Power of Attorney (Included on page 8 of this registration statement).

Item 9. Undertakings.

     (a) The undersigned Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                (i) To include any prospectus required by section10(a)(3) of the Act;

                (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

                (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

                Provided, however, that paragraphs(a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on FormS-3 or FormS-8, and the information required to be included in a post- effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section13 or section15(d) of the Act that are incorporated by reference in the registration statement.

        (2) That, for the purpose of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Act, each filing of the registrants annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plans annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement related to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (c) Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

        PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT CERTIFIES THAT IT HAS REASONABLE GROUNDS TO BELIEVE THAT IT MEETS ALL OF THE REQUIREMENTS FOR FILING ON FORM S-8 AND HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF DALLAS, STATE OF TEXAS, ON THE 27TH DAY OF DECEMBER, 1996.

                                         One Up Corporation



                                         By: /s/  MICHAEL E. URA
                                            --------------------------------
                                             MICHAEL E. URA
                                             Vice President


                               POWER OF ATTORNEY

        EACH PERSON WHOSE SIGNATURE APPEARS BELOW CONSTITUTES AND APPOINTS RICHARD G. DEWS, MICHAEL E. URA AND H. WAYNE SANDERSON, AND EACH AND ANY OF THEM, HIS OR HER TRUE AND LAWFUL ATTORNEYS-IN-FACT AND AGENTS, WITH FULL POWER OF SUBSTITUTION AND RESUBSTITUTION, FOR HIM OR HER IN HIS OR HER NAME, PLACE AND STEAD, IN ANY AND ALL CAPACITIES, TO SIGN ANY AND ALL AMENDMENTS (INCLUDING POST-EFFECTIVE AMENDMENTS) TO THIS REGISTRATION STATEMENT, AND TO FILE THE SAME, WITH ALL EXHIBITS THERETO AND OTHER DOCUMENTS IN CONNECTION THEREWITH, WITH THE SECURITIES AND EXCHANGE COMMISSION, GRANTING UNTO SAID ATTORNEYS-IN- FACT AND AGENTS, AND EACH AND ANY OF THEM, FULL POWER AND AUTHORITY TO DO AND PERFORM EACH AND EVERY ACT AND THING REQUISITE AND NECESSARY TO BE DONE IN AND ABOUT THE PREMISES, AS FULLY AS TO ALL INTENTS AND PURPOSES AS HE OR SHE MIGHT OR COULD DO IN PERSON, HEREBY RATIFYING AND CONFIRMING ALL THAT SAID ATTORNEYS-IN-FACT AND AGENTS OR ALL OF THEM, OR THEIR OR HIS SUBSTITUTE OR SUBSTITUTES, MAY LAWFULLY DO OR CAUSE TO BE DONE BY VIRTUE THEREOF.

        PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.

        SIGNATURE                      TITLE                      DATE

 /s/ RICHARD G. DEWS                                         December 27, 1996
-------------------------                                   -------------------
     RICHARD G. DEWS         President, Chief Executive
                             Officer and Director
                             (Principal Executive Officer)


 /s/ H. WAYNE SANDERSON                                      December 27, 1996
-------------------------                                   -------------------
     H. WAYNE SANDERSON       Vice President, Secretary
                              and Director
                              (Principal Financial and
                              Accounting Officer)

                                     INDEX TO EXHIBITS
                                     -----------------

EXHIBIT
NUMBER                                  DESCRIPTION
--------                                -----------

   5.1           Opinion of Anania, Bandklayder & Blackwell

  23.1           Consent of Angel E. Lana, P.A., Independent Auditor